Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 25 DATED January 6, 2000
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             January 6, 2000     Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    January 27, 2000    Principal Amount:    $  5,000,000
Stated Maturity Date:   January 27, 2015    Net Proceeds:        $  4,876,500
Interest Rate:          8.00%               Specified Currency:  U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: Monthly on the 27th of each month,
                        commencing on February 27, 2000
Record Dates:           Monthly on the 12th of each month

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
| | The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|X| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date: January 27, 2003 Optional Repayment Dates:
Initial Redemption Percentage:  100%
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: The Notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to the Holder.

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of August 31, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $63,693,236 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $9,283,291,739 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                            --------------

     Effective June 17, 1999, CHL reduced the aggregate offering price of the Medium-Term Notes, Series H, issuable under the medium-term note program described in the Prospectus Supplement, dated November 10, 1998, to the Prospectus, dated November 10, 1998, to $2,250,000,000 from
$3,000,000,000.